Talkspace Announces Jon Cohen, M.D. As Next Chief Executive Officer

November 8, 2022

Seasoned Healthcare Executive Will Continue to Scale Company’s B2B Platform and Expand Member Base

NEW YORK, Nov. 08, 2022 (GLOBE NEWSWIRE) -- Talkspace (NASDAQ: TALK), a leading online behavioral health care company, today announced that it has appointed Dr. Jon R. Cohen, a board director since September 2022, as its new Chief Executive Officer. A seasoned executive with extensive experience scaling technology-driven healthcare companies, Dr. Cohen will assume day-to-day leadership of the company from interim CEO Doug Braunstein, who will continue to serve as Chairman of the Board.

Cohen brings more than 30 years of healthcare experience as a seasoned executive with a successful track record of driving strategic transformations and implementing operational discipline while developing a number of new business ventures. Cohen has specific experience developing and scaling digital health and mobile health technology initiatives. As Executive Chairman and CEO of BioReference Laboratories, one of the nation’s four largest commercial laboratories, he built and scaled Scarlet Health, the nation’s largest digital at home blood draw solution utilized by major telehealth platforms, which is now a covered service for over 83 million people. Cohen has also developed successful commercial relationships with a number of large national health systems and payors while part of the executive leadership team at Quest Diagnostic and BioReference.

“I have long admired Talkspace for its commitment to transforming the delivery of mental health care, an unmet need for millions of Americans, and I couldn’t be more excited to join Talkspace’s talented team at this time,” said Cohen. “I look forward to continuing to build out the B2B platform, working with our dedicated network of therapists to keep growing our offerings and ensure we continue to deliver best-in-class care to our members, payor and enterprise partners.”

“I am thrilled to welcome Jon to Talkspace. He is a visionary leader with multi-decade experience transforming health care companies. His clinical perspective, tech-enabled mindset and deep payor connections make him the ideal candidate to lead the organization through the next phase of growth, as we continue to deliver high quality mental health services,” said Doug Braunstein, Chairman of the Board.

About Talkspace

Talkspace (NASDAQ: TALK) is a leading virtual behavioral healthcare company committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall healthcare and should be available to everyone.

Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services from self-guided products to individual and couples therapy, in addition to psychiatric treatment and medication management. With Talkspace’s core psychotherapy offering, members are matched with one of thousands of licensed providers across all 50 states and can choose from a variety of subscription plans including video, text or audio chat sessions and/or unlimited text messaging.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. Talkspace covered approximately 86 million lives at September 30, 2022 through our partnerships with employers, health plans, and paid benefits programs.

For more information, visit www.talkspace.com.

Contacts

For Investors:

Jeannine Feyen
Director, Communications
(917) 748-5325
jeannine.feyen@talkspace.com

For Media:
SKDK
John Kim
310-997-5963
jkim@skdknick.com